                                                                    EXHIBIT 11.1

                       COMPUTATION OF PER SHARE EARNINGS

                                                                FOR THE QUARTER
                                     FOR THE YEAR ENDED JULY         ENDED
                                                31                OCTOBER 31
                                     -------------------------  ---------------
                                      1995    1996      1997     1996    1997
                                     ------- -------  --------  ------- -------
                                     (IN THOUSANDS, EXCEPT PER SHARE
                                                  DATA)
Primary
  Average shares outstanding........  14,462  15,271    15,081   15,175  15,081
  Net effect of dilutive stock
   warrants--based on the treasury
   stock method using the offering
   price............................   1,678   1,678     1,678    1,678   1,678
  Net effect of stock compensation--
   based on the treasury stock
   method using the offering price..     593     593       593      593     593
                                     ------- -------  --------  ------- -------
  Total.............................  16,733  17,542    17,352   17,446  17,352
                                     ======= =======  ========  ======= =======
  Net income........................ $ 6,963 $(4,841) $(14,296) $   270 $ 3,062
                                     ======= =======  ========  ======= =======
  Per share amount.................. $   .42 $  (.28) $   (.82) $  0.02 $   .18
                                     ======= =======  ========  ======= =======
Pro Forma
  Average shares outstanding........                    15,081           15,081
  Net effect of dilutive stock
   warrants--based on the treasury
   stock method using the offering
   price............................                     1,678            1,678
  Net effect of stock compensation--
   based on the treasury stock
   method using the offering price..                       593              593
  Assumed conversion of 11% junior
   subordinated notes...............                     1,621            1,621
  Assumed issuance of Class A common
   shares as a result of the
   acquisition of Ballantrae
   Corporation......................                     1,476            1,476
  Assumed issuance of Class A common
   shares as a result of the
   Offering.........................                     4,000            4,000
                                                      --------          -------
  Total.............................                    24,449           24,449
                                                      ========          =======
  Income (loss) from continuing
   operations.......................                     $(429)         $ 5,332
                                                      ========          =======
  Per share amount..................                  $   (.02)         $   .22
                                                      ========          =======

Note: Fully diluted earnings per share is not presented as there are no differences from the primary earnings per share.